Exhibit 14
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 26, 2008, relating to the financial statements and financial highlights of Lotsoff Capital Management Active Income Fund (one of the portfolios constituting Lotsoff Capital Management Investment Trust), appearing in the Annual Report of Lotsoff Capital Management Investment Trust for the year ended September 30, 2008, and to references to us under the headings “Additional Information” in the Lotsoff Capital Management Trust Proxy Statement/Prospectus, “Financial Highlights – Driehaus Active Income Fund” in the Driehaus Active Income Fund Prospectus and “Financial Statements” in the Driehaus Active Income Fund Statement of Additional Information, which are part of this Registration Statement.
/s/ Deloitte & Touche LLP
Milwaukee, WI
April 7, 2009